Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 14, 2022, with respect to the consolidated financial statements of San Vicente Offshore Holdings (Cayman) Limited included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-268782) and related Prospectus of Grindr Inc. for the registration of 37,360,000 shares of its common stock issuable upon exercise of warrants, 174,971,961 shares of its common stock and 23,560,000 warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California
January 12, 2023